Press Release

9 Meters Biopharma Provides Business Update and Reports
Financial Results for First Quarter 2023

RALEIGH, NC / ACCESSWIRE / May 15, 2023 / 9 Meters Biopharma, Inc. (Nasdaq:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today provided a business update and announced financial results for the first quarter ended March 31, 2023.

John Temperato, President & Chief Executive Officer of 9 Meters Biopharma, commented: “We are enthusiastic about the potential of vurolenatide and NM-136 to deliver value to patients. We are exploring options to fund further advancement of these assets, including financing and other strategic alternatives.”

Clinical Development and Business Highlights

Presentations on vurolenatide and SBS at ASPEN 2023 Nutrition Science & Practice Conference

•Two abstracts, Vurolenatide, a novel long-acting glucagon-like peptide-1 (GLP-1) analogue, for patients with short bowel syndrome: A randomized Phase 2 trial and Epidemiology of Short Bowel Syndrome in the United States, were presented at the ASPEN 2023 Nutrition Science & Practice Conference which took place in Las Vegas, Nevada, April 20 – 23.

NM-136 (anti-GIP humanized monoclonal antibody)

•9 Meters held a successful pre-IND meeting with the FDA to obtain guidance on the preclinical development plan to support NM-136 in obesity disorders. Based on feedback from the FDA, the Company believes it has the proper plan in place to progress NM-136 toward the submission of an Investigational New Drug (IND) for this indication.
•An abstract entitled, The prevention and treatment of obesity in wild-type (WT) and hyperphagic leptin-deficient (OB/OB) mice using monoclonal antibodies (mAbs) to glucose-dependent insulinotropic polypeptide (GIP) occurs independently of appetite suppression, was presented at the Digestive Disease Week conference in Chicago, Illinois, May 6 - 9.
Corporate

•On March 15, 2023, 9 Meters announced the closing of a $5 million registered direct offering priced at-the-market under Nasdaq rules. The Company intends to use the net proceeds of this offering to support the clinical development of vurolenatide and an IND submission for NM-136 as well as for working capital and general corporate purposes.
•On April 26, 2023, 9 Meters entered into a forbearance agreement with the holder of the Company’s amended and restated senior secured convertible note, in which the holder agreed to temporarily forbear from enforcing its full remedies related to an existing default in exchange for the Company paying to the holder a partial acceleration amount of approximately $3.1 million in cash and increasing the restricted amount maintained in a reserve account under the terms of the note to $1.6 million. Under these terms, the default interest rate of 18.0% will apply until further notice by the holder.
First Quarter 2023 Financial Results

As of March 31, 2022, the Company's unrestricted cash and cash equivalents totaled approximately $6.9 million, compared to approximately $12.6 million as of December 31, 2022.

Press Release

9 Meters reported a net loss of approximately $13.9 million for the first quarter of 2023, compared to a net loss of approximately $11.4 million in the first quarter of 2022. This increase in net loss year over year was primarily due to the advancement of the clinical development programs.

Net loss per share was $1.02 for the first quarter of 2023, compared with $0.88 for the comparable period in 2022.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary long-acting GLP-1 agonist for short bowel syndrome as well as an anti-GIP monoclonal antibody NM-136 for obesity disorders.

For more information please visit or follow 9 Meters on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: our review of strategic alternatives, and the results of such review; our need to raise additional capital to fund our operations for at least the next 12 months as a going concern and to advance our product candidates and preclinical programs, including in light of current stock market conditions; uncertainties regarding our continued listing on Nasdaq; risks related to our ability to successfully implement our business plans, including reliance on our lead product candidate; uncertainties associated with the clinical development and regulatory approval of product candidates, including any delays associated therewith; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; reliance on collaborators; reliance on research and development partners; and risks related to cybersecurity and data privacy. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters' Annual Report on Form 10-K for the year ended December 31, 2022, as amended and supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate and Media Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Press Release

Source: 9 Meters Biopharma, Inc.